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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of ImmuLogic Pharmaceutical Corporation on Form S-8 (File Nos. 33-89024, 33-89020, 33-89022, 33-50858, 33-42489, 33-42552, 33-41921, 333-08423 and 333-08425) of
our report dated February 3, 1999 except as to the information in Notes A and D for which the date is March 23, 1999, on our audits of the consolidated financial statements of ImmuLogic Pharmaceutical Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.


                                                 PricewaterhouseCoopers LLP


Boston, Massachusetts
March 31, 1999